                               EXHIBIT 99.2

                             MEMBERS OF GROUP

          The following stockholders of Miller Exploration Company, a Delaware corporation, are members of a group pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934:

                                C.E. Miller

                          Eagle Investments, Inc.

                        Eagle International, Inc.